Exhibit 99.1

Cinedigm Announces First Quarter Fiscal Year 2013 Financial Results

• Consolidated revenues up 15.9% year-over-year to $20.9 million • Successful integration and early outperformance of the New Video acquisition

Los Angeles, CA, August 14, 2012 – Cinedigm Digital Cinema Corp. (NASDAQ: CIDM), the global leader in the digital cinema industry, today announced financial results for the first quarter fiscal 2013 ended June 30, 2012.

Revenues for the first quarter of fiscal 2013 were $20.9 million, a 15.9% increase from $18.0 million in the first quarter a year ago. The increase in revenues was primarily the result of the New Video acquisition, with non-deployment revenues almost doubling year-over-year to $6.9 million from $3.5 million, as well as growth in the digital cinema software and servicing units. This increase was partially offset by an expected year-over-year decline in the Company's deployment business virtual print fee revenues due to shifting movie release timing.  Pro forma non-deployment revenues, including New Video in both periods and intersegment deployment service fees, increased by 5.6% year-over-year.

In the first quarter of fiscal 2013, Adjusted EBITDA (1) from continuing operations totaled $13.5 million, consistent with $13.6 million in the year-ago period. Excluding the Company’s deployment business, Adjusted EBITDA from continuing operations was $0.8 million, unchanged from the same period a year ago. Increased performance of the digital cinema service unit was partially offset by timing delays in new software sales, software revenue recognition and shifting movie release timing in our content unit.  As a result of the New Video acquisition, this was also the first quarter in which acquisition and marketing costs associated with movie releases were recorded in advance of recognizing the corresponding distribution revenues expected in subsequent quarters.  The total Adjusted EBITDA impact from release expenses in the quarter was approximately ($0.3) million.

Net loss from continuing operations in the first quarter of fiscal 2013 was $4.9 million, or $0.11 per share.  The first quarter 2013 was impacted by transaction and transition costs associated with the New Video acquisition, including approximately $1.3 million in one-time M&A expenses. Excluding the M&A expenses, net loss from continuing operations in the first quarter of fiscal 2013 was $3.6 million, or $0.08 per share.  This compares to a net loss from continuing operations of $4.0 million, or $0.12 per share in the comparable prior year period.

During the quarter, the Company released the high profile documentary, The Invisible War, to glowing reviews and significant awareness from the mainstream media to the floors of Congress.  The Company also released the mixed martial arts documentary, Like Water, based on the life of UFC champion Anderson Silva.  Based on pre-sales of ancillary distribution rights and early release results, the Company expects both releases to be profitable.

“As we have discussed in the past, fiscal year 2013 will be a year of both investment and growth, which was demonstrated in our fiscal first quarter,” said Chris McGurk, Cinedigm’s Chairman and Chief Executive Officer.  “We are extremely pleased with the integration and performance of New Video and believe this strategic and accretive acquisition positions Cinedigm well to deliver growth in the content distribution business.  As always, we remain focused on profitably growing the entire business and making additional strategic investments to drive shareholder returns in fiscal  year 2013 and beyond.”

“We are pleased with our solid double-digit consolidated revenue growth this quarter and we are excited by the very rapid growth in our high margin digital home entertainment distribution revenues,” said Adam Mizel, the Company's Chief Operating Officer and CFO. “We continue to complete Phase 2 deployments as we installed 644 systems in the quarter.  As of June 30 we had 660 screens in our backlog to be installed and a busy new sales pipeline.  We believe there is a good possibility that the installation deadline will be extended to the end of the calendar year.  Although the quarterly timing of software deployments and revenue recognition are somewhat unpredictable, we completed one of our three externally delayed software projects this quarter and our sales pipeline remains robust.  Our solid operational performance has enabled us to continue to strengthen our balance sheet by improving our liquidity and reducing our non-recourse debt by in excess of $14.0 million during the quarter.”

Fiscal 2013 Outlook
The Company is reaffirming its fiscal 2013 guidance and expects consolidated GAAP revenues including its deployment units of $91-$97 million, and consolidated Adjusted EBITDA of $57-$59 million in Fiscal 2013.

The Company is also reaffirming that it expects Fiscal 2013 Adjusted EBITDA from non-deployment operations of $11.2-$12.7 million, prior to the $4.5-$5.0 million of GAAP expense impact from 8-10 movie acquisitions and additional library acquisitions.  Net of the GAAP expense impact, the Company expects to produce reported Adjusted EBITDA from non-deployment operations for Fiscal 2013 of $6.7-$7.7 million. The Company expects its portfolio of movie distribution rights to produce a strong and accretive return on investment (ROI).

(1) Adjusted EBITDA is defined by the Company for the periods presented to be earnings before interest, taxes, depreciation and amortization, other income, net, stock-based expenses and compensation, merger and acquisition costs, and certain other items. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation in the tables attached to this release of Adjusted EBITDA to U.S. GAAP net income (loss). The Company calculated and communicated Adjusted EBITDA in the tables because the Company's management believes it is of importance to investors and lenders by providing additional information with respect to the performance of its fundamental business activities. The Company's calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the U.S. GAAP operating measure of net income (loss). In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. Management does not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. These non-GAAP measures should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with U.S. GAAP.

Conference Call
Cinedigm will host a conference call to discuss its financial results at 4:30 p.m. EDT on August 14, 2012. The conference call can be accessed by dialing (877) 754-5303 or for international callers by dialing (678) 894-3030 at least five minutes prior to the start of the call. No passcode is required. The earnings call and accompanying slides will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://investor.cinedigm.com/events.cfm. To listen to the live webcast, please visit the site prior to the start of the call in order to register, download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay will be available beginning August 14, 2012 at 5:30 p.m. EDT, through August 21, 2012 at 11:59 p.m. EDT. To access the replay, dial (800) 585-8367 (U.S.) or (404) 537-3406 (International) and use passcode: 15481861.

About Cinedigm
Cinedigm Digital Cinema Corp. is a leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers. The Company partners with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country. Cinedigm's digital cinema deployment organization, state of the art distributor and exhibition software, and marketing and distribution platform for alternative content and independent films are a cornerstone of the digital cinema transformation. With the April acquisition of New Video, the world's largest aggregator of independent digital content and leading distributor of quality entertainment, CIDM has created a new full service end-to-end digital studio, enabling the Company to acquire and distribute independent films and specialty content both theatrically and via digital, mobile and home media platforms. Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Digital Cinema Corp www.cinedigm.com. [CIDM-E]

Safe Harbor Statement
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm's filings with the Securities and Exchange Commission, including Cinedigm's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

CINEDIGM DIGITAL CINEMA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	June 30, 2012	March 31, 2012
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$19,512	$17,843
Restricted available-for-sale investments	—	9,477
Accounts receivable, net	31,905	24,502
Deferred costs, current portion	2,199	2,228
Unbilled revenue, current portion	8,865	7,510
Prepaid and other current assets	4,041	1,121
Note receivable, current portion	658	498
Assets held for sale	—	214
Total current assets	67,180	63,393
Restricted cash	5,751	5,751
Security deposits	241	207
Property and equipment, net	194,203	200,974
Intangible assets, net	15,381	466
Capitalized software costs, net	5,682	5,156
Goodwill	7,101	5,765
Deferred costs, net of current portion	4,567	5,080
Unbilled revenue, net of current portion	574	617
Accounts receivable, long-term	943	773
Note receivable, net of current portion	486	465
Investment in non-consolidated entity, net	1,521	1,490
Total assets	$303,630	$290,137

CINEDIGM DIGITAL CINEMA CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(continued)

	June 30, 2012	March 31, 2012
LIABILITIES AND STOCKHOLDERS’ DEFICIT	(Unaudited)
Current liabilities
Accounts payable and accrued expenses	$33,475	$20,854
Current portion of notes payable, non-recourse	32,180	35,644
Current portion of capital leases	199	186
Current portion of deferred revenue	3,184	3,677
Current portion of contingent consideration for business combination	750	—
Liabilities as part of assets held for sale	—	75
Total current liabilities	69,788	60,436
Notes payable, non-recourse, net of current portion	125,085	135,345
Notes payable	89,739	87,354
Capital leases, net of current portion	5,187	5,244
Interest rate swaps	1,354	1,771
Deferred revenue, net of current portion	11,517	11,451
Contingent consideration, net of current portion	3,094	—
Customer security deposits, net of current portion	—	9
Total liabilities	305,764	301,610
Commitments and contingencies
Stockholders’ Deficit
Preferred stock, 15,000,000 shares authorized; Series A 10% - $0.001 par value per share; 20 shares authorized; 7 shares issued and outstanding at June 30, 2012 and March 31, 2012, respectively. Liquidation preference of $3,698	3,385	3,357
Class A common stock, $0.001 par value per share; 75,000,000 shares authorized; 48,393,820 and 37,722,927 shares issued and 48,342,380 and 37,671,487 shares outstanding at June 30, 2012 and March 31, 2012, respectively	48	38
Class B common stock, $0.001 par value per share; 15,000,000 shares authorized; 0 and 25,000 shares issued and outstanding, at June 30, 2012 and March 31, 2012, respectively	—	—
Additional paid-in capital	220,890	206,348
Treasury stock, at cost; 51,440 Class A shares	(172)	(172)
Accumulated deficit	(226,285)	(221,044)
Total stockholders’ deficit	(2,134)	(11,473)
Total liabilities and stockholders’ deficit	$303,630	$290,137

CINEDIGM DIGITAL CINEMA CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended June 30,
	2012	2011
Revenues	$20,904	$18,041
Costs and expenses:
Direct operating (exclusive of depreciation and amortization shown below)	2,435	1,593
Selling, general and administrative	5,893	3,410
Provision for doubtful accounts	76	—
Research and development	38	55
Merger and acquisition expenses	1,267	—
Depreciation and amortization of property and equipment	9,097	8,854
Amortization of intangible assets	158	92
Total operating expenses	18,964	14,004
Income from operations	1,940	4,037
Interest income	19	51
Interest expense	(7,477)	(7,371)
Income on investment in non-consolidated entity	31	—
Other income, net	198	46
Change in fair value of interest rate swap	421	(787)
Net loss from continuing operations	(4,868)	(4,024)
Loss from discontinued operations	(284)	(2,369)
Net loss	(5,152)	(6,393)
Preferred stock dividends	(89)	(89)
Net loss attributable to common stockholders	$(5,241)	$(6,482)
Net loss per Class A and Class B common share - basic and diluted:
Loss from continuing operations	$(0.11)	$(0.12)
Loss from discontinued operations	$(0.01)	$(0.08)
	$(0.12)	$(0.20)
Weighted average number of Class A and Class B common shares outstanding: Basic and diluted	45,119,838	32,632,563

Following is the reconciliation of the Company's consolidated Adjusted EBITDA to consolidated GAAP net loss from continuing operations:

	For the Three Months Ended June 30,
($ in thousands)	2012	2011
Net loss from continuing operations	$(4,868)	$(4,024)
Add Back:
Amortization of software development	250	212
Depreciation and amortization of property and equipment	9,097	8,854
Amortization of intangible assets	158	92
Interest income	(19)	(51)
Interest expense	7,477	7,371
Other income, net	(198)	(46)
Income on investment in non-consolidated entity	(31)	—
Change in fair value of interest rate swap	(421)	787
Stock-based expenses	305	—
Stock-based compensation	486	454
Merger and acquisition expenses	1,267	—
Adjusted EBITDA	$13,503	$13,649

Adjustments related to the Phase I and Phase II Deployments:
Depreciation and amortization of property and equipment	$(8,939)	$(8,772)
Amortization of intangible assets	(13)	(12)
Income from operations	(4,644)	(5,426)
Intersegment services fees earned (1)	918	1,376
Adjusted EBITDA from non-deployment businesses	$825	$815

(1) Intersegment revenues of the Services segment represent service fees earned from the Phase I and Phase II Deployments.

Contact:
For more information:

Addo Communications
Traci Tsuchiguchi/Patricia Dolmatsky-Nir
310-829-5400